Exhibit 99.1

Ackrell SPAC Partners I Co. Confirms Funding to

Extend Period to Consummate Initial Business Combination

New York, NY, March 21, 2022 – Ackrell SPAC Partners I Co. (NASDAQ: ACKIU) (“Ackrell” or the “Company”), announced today that an aggregate of $1,380,000 (the “Extension Payment”) has been deposited into the Company’s trust account for its public stockholders, representing $0.10 per public unit, which enables the Company to further extend the period of time it has to consummate its initial business combination by three months from March 23, 2022 to June 23, 2022 (the “Extension”). The Extension is the second of up to two three-month extensions permitted under the Company’s governing documents.

The Extension was funded by the proceeds from a promissory note issued by the Company to North Atlantic Imports, LLC, a Utah limited liability company d/b/a Blackstone Products, which entered into a business combination agreement with the Company, among others, on December 22, 2021.

About Ackrell SPAC Partners I Co.

Ackrell is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition in any business industry or sector, it intends to concentrate its efforts on identifying businesses in the branded fast-moving consumer goods industry. The Company is led by Chairman Michael Ackrell, Vice Chairman Shannon Soqui, Chief Executive Officer Jason M. Roth, Chief Operating Officer & President Stephen N. Cannon, and Chief Financial Officer Long Long.

Cautionary Note Regarding Forward-Looking Statements

This press release may include, and oral statements made from time to time by representatives of the Company may include, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding possible business combinations and the financing thereof, and related matters, as well as all other statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”). All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering and other reports filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Ackrell SPAC Partners I Co.

(650) 560-4753

Info@ackrellspac.com